Exhibit 1

TRANSACTIONS

The following table sets forth all transactions effected since the filing of the Amendment No.13 on January 12, 2026 by or on behalf of the Reporting Person in relation to the shares of Common Stock. The below transactions were effected in the open market.

Trade Date	Number of Shares Sold	Weighted Average Price per Share	Price Range
01/13/2026	9,078	$40.4269	$40.28-$40.60
01/14/2026	10,000	$40.5438	$40.51-$40.66
01/15/2026	1,414	$41.2114	$41.03-$41.345
01/21/2026	23,057	$41.6621	$41.57-$41.7725
01/22/2026	26,255	$41.8454	$41.71-$41.94
01/23/2026	90,467	$43.78951	$43.07-$44.045
01/23/2026	4,654	$44.40652	$44.38-$44.435
01/26/2026	13,503	$44.7426	$44.65-$45.03
01/27/2026	82,992	$45.0395	$44.90-$45.26
01/28/2026	2,300	$45.1052	$45.00-$45.255
02/02/2026	95,200	$44.3072	$44.12-$44.56

1      This price reflects the weighted average price for open-market sales of Common Stock made by the Reporting Person on January 23, 2026 within a $1.00 range.

2      This price reflects the weighted average price for open-market sales of Common Stock made by the Reporting Person on January 23, 2026 within a $1.00 range.